Exhibit 99.1

Contacts: For news media - George Biechler, 610-774-5997
                  For financial analysts - Tim Paukovits, 610-774-4124

PPL Corporation Reports Third-Quarter Earnings;
Reaffirms 2006 and Long-Term Earnings Forecast

ALLENTOWN, Pa. (Oct. 31, 2006) ― PPL Corporation (NYSE: PPL) today announced an increase in reported earnings per share for the third quarter of 2006, compared with a year ago. PPL’s reported earnings in the third quarter of 2006 were $0.58 per share, compared with $0.51 per share for the same period of 2005.

Reported earnings in the current quarter included an unusual credit of $0.05 per share related to the ability to use a portion of the assets in an existing trust fund to offset certain medical costs as permitted by new federal legislation. PPL also recorded an unusual charge of $0.02 per share in the current quarter related to the reversal of a regulatory action in connection with costs incurred from Hurricane Isabel in 2003. The company’s reported earnings in the third quarter of 2005 reflected an unusual charge of $0.05 per share related to the off-site cleanup of an ash basin leak at one of PPL’s coal-fired plants in eastern Pennsylvania.

Excluding unusual items, PPL’s earnings from ongoing operations for the third quarter of 2006 declined slightly, to $0.55 per share, from $0.56 per share a year ago. Higher realized wholesale energy margins in PPL’s domestic supply business and higher electricity delivery margins and deferred income tax adjustments in its international delivery business were offset by lower synfuel earnings, unrealized losses on economic hedges of wholesale energy contracts, and higher operation and maintenance expenses.

For the first nine months of 2006, PPL’s reported earnings rose by 38 percent to $1.78 per share, compared with $1.29 per share for the same period last year. Earnings from ongoing operations for the first nine months of 2006 increased by 13 percent to $1.76 per share, from $1.56 per share a year ago.

“Our strong business model continues to provide us with opportunities to succeed in a wide variety of market and economic conditions,” said James H. Miller, PPL’s chairman, president and chief executive officer. “We have established a solid platform that provides for sustainable long-term growth.”

PPL continues to forecast 2006 earnings from ongoing operations of $2.20 to $2.30 per share. The midpoint of the 2006 forecast represents an 8 percent increase over PPL’s 2005 earnings from ongoing operations of $2.08 per share. The company’s 2006 forecast of reported earnings per share is $2.22 to $2.32 per share, reflecting unusual items recorded through Sept. 30, 2006.

The company’s 2007 earnings forecast is $2.30 to $2.40 per share. The midpoint of this 2007 forecast represents a 4.5 percent increase over the $2.25 per share midpoint of PPL’s 2006 forecast.

In addition, Miller said, PPL continues to forecast 11 percent compound annual growth in earnings per share through 2010 based on its 2005 earnings from ongoing operations. “We are continuing to pursue opportunities to grow our energy marketing operations,” Miller said. “Recent additions to our energy marketing team have expanded and strengthened our skill sets, enabling us to broaden our portfolio of new products and services.

“Power uprates at our generating plants are expected to add 270 megawatts of low-cost capacity by 2010,” Miller said, “and we are evaluating the construction of additional generation at our existing sites in Pennsylvania, as well as the acquisition of existing generating assets.”

Third-Quarter 2006 Earnings Results

“PPL’s third-quarter results demonstrate the ability of our diverse businesses to deliver solid earnings,” Miller said.

(Dollars in millions, except for per share amounts)
	3rd Quarter
	2006	2005	Change
Reported Earnings	$226	$197	+14.7%
Reported Earnings per Share	$0.58	$0.51	+13.7%
Earnings from Ongoing Operations	$212	$216	-1.9%
Per Share Earnings from Ongoing Operations	$0.55	$0.56	-1.8%

Reported earnings are calculated in accordance with generally accepted accounting principles (GAAP). Earnings from ongoing operations is a non-GAAP financial measure that excludes unusual items.

The recently enacted Pension Protection Act of 2006 permits the release of excess assets from black lung trust funds to pay other medical benefits of retired coal miners. For PPL, whose subsidiaries conducted coal operations until the early 1990s, this resulted in a $0.05 per share unusual credit for the third quarter of 2006.

The company’s reported results for the current quarter also reflected an unusual charge of $0.02 per share related to the reversal of previously deferred storm costs. In August 2006, the Pennsylvania Commonwealth Court overturned the Pennsylvania Public Utility Commission’s prior decision to allow PPL Electric Utilities to recover, over a 10-year period, extraordinary costs incurred in connection with Hurricane Isabel in September 2003. The reconciliation tables at the end of this news release provide a description of all unusual items for the reported periods.

Earnings by Business Segment

The following chart shows earnings contributions from PPL’s business segments for the third quarter and for the first nine months of 2006, compared with the same periods of 2005.

	3rd Quarter		Year to Date
	2006	2005	2006	2005

Per share earnings from ongoing operations
Supply	$0.31	$0.34	$0.88	$0.82
Pennsylvania Delivery	0.09	0.13	0.31	0.34
International Delivery	0.15	0.09	0.57	0.40
Total	$0.55	$0.56	$1.76	$1.56

Unusual Items
Supply	$-	$(0.05)	$(0.01)	$(0.20)
Pennsylvania Delivery	0.03	-	0.03	(0.07)
International Delivery	-	-	-	-
Total	$0.03	$(0.05)	$0.02	$(0.27)

Reported earnings
Supply	$0.31	$0.29	$0.87	$0.62
Pennsylvania Delivery	0.12	0.13	0.34	0.27
International Delivery	0.15	0.09	0.57	0.40
Total	$0.58	$0.51	$1.78	$1.29

(For more details, see reconciliation tables at the end of this news release.)

2006 Key Earnings Factors by Business Segment

Supply Segment
PPL’s supply business segment primarily consists of the domestic energy generation and marketing operations of PPL Energy Supply.

Earnings from ongoing operations for PPL’s supply business segment in the third quarter of 2006 declined by $0.03 per share, or about 9 percent, compared with the same period in 2005. Realized wholesale energy margins in the eastern U.S. improved, primarily due to increased average wholesale prices and the 8.4 percent increase in the sale prices under the energy supply contract in Pennsylvania between PPL Electric Utilities and PPL EnergyPlus.

This improvement in realized wholesale energy margins in the eastern U.S. was offset by lower wholesale energy margins in the western U.S. due to lower generation; unrealized losses on economic hedges of wholesale energy contracts; lower synfuel earnings, including unrealized losses on oil options purchased to hedge the potential loss of synfuel tax credits; and increased operation and maintenance expenses at PPL’s power plants.

The supply business segment’s per share earnings from ongoing operations for the first nine months of 2006 increased by about 7 percent compared with the same period of 2005, primarily driven by higher realized wholesale energy margins in both the eastern and western U.S. These higher energy margins were partially offset by lower synfuel earnings, unrealized losses on economic hedges of wholesale energy contracts, and increased operation and maintenance expenses at PPL’s power plants.

Pennsylvania Delivery Segment
PPL’s Pennsylvania delivery business segment includes the regulated electric and gas delivery operations of PPL Electric Utilities and PPL Gas Utilities.

Earnings from ongoing operations for PPL’s Pennsylvania delivery business segment in the third quarter of 2006 declined by $0.04 per share, or about 31 percent, compared with the same period of 2005. This decline was due primarily to higher operating and maintenance expenses in the third quarter of 2006 and the third-quarter 2005 deferral of expenses relating to January 2005 ice storms, following an accounting order from the Pennsylvania Public Utility Commission.

The Pennsylvania delivery business segment’s per share earnings from ongoing operations in the first nine months of 2006 declined by about 9 percent, compared with the same period of 2005, primarily due to higher operation and maintenance expenses.

International Delivery Segment
PPL’s international delivery business segment includes regulated electric distribution companies in the United Kingdom and Latin America.

Earnings from ongoing operations for PPL’s international delivery business segment in the third quarter of 2006 rose by $0.06 per share, or about 67 percent, compared with the same period of 2005. The major positive earnings drivers were higher electricity margins at PPL’s affiliates in the U.K. and Latin America and an adjustment to deferred income taxes at PPL’s Chilean affiliate.

Partially offsetting the positive earnings drivers for the international delivery business in the third quarter of 2006 were higher operation and maintenance expenses and higher pension expenses in the U.K.

For the first nine months of 2006, per share earnings from ongoing operations for PPL’s international delivery business segment increased by about 43 percent compared with a year ago. The major reasons for this increase were higher electricity margins in both the U.K. and Latin America, driven by higher prices and increased electricity delivery sales; the realization of certain income tax benefits in the U.K.; and income recognized from the planned ongoing liquidation of certain U.K. subsidiaries not related to the electricity delivery business. Partially offsetting these positive earnings factors were higher operating expenses in the U.K.

2006 Earnings Forecast

Miller said PPL has reaffirmed its 2006 earnings forecast of $2.20 to $2.30 per share in earnings from ongoing operations, despite an expected $0.11 per share reduction in synfuel earnings compared with 2005.

PPL expects its supply business segment to provide about 55 percent of the company’s 2006 per share earnings from ongoing operations.

2006 Earnings Forecast by Business Segment

Earnings from Ongoing Operations (per share)	2006 (forecast)		2005 (actual)
	Low	High
Supply	$1.20	$1.24	$1.05
Pennsylvania Delivery	0.40	0.42	0.47
International Delivery	0.60	0.64	0.56
Total	$2.20	$2.30	$2.08

Supply Segment
PPL’s 2006 energy supply margins are benefiting from an 8.4 percent increase in the sale prices under the energy supply contract between PPL Electric Utilities and PPL EnergyPlus, higher prices for wholesale electricity sales, and higher hydroelectric generation output in the eastern and western U.S. These benefits are expected to be partially offset by increased fuel and fuel transportation expenses and by higher operation and maintenance expenses. In addition, PPL is forecasting 2006 synfuel earnings of $0.06 per share, which is $0.11 per share less than the company realized in 2005.

Pennsylvania Delivery Segment
PPL projects that the Pennsylvania delivery business segment will have lower earnings in 2006 compared with 2005, reflecting expected flat revenues due to favorable weather in 2005 and an increase in operation and maintenance expenses in 2006.

International Delivery Segment
PPL projects that the international delivery business segment will have higher earnings in 2006 compared with 2005, reflecting the same factors that affected this business segment’s earnings during the first nine months of 2006.

2007 Earnings Forecast

Miller said the company continues to project earnings of $2.30 to $2.40 per share in 2007. The forecast now includes an expected contribution of $0.10 per share in synfuel earnings. This earnings contribution is expected to be offset by reduced margins and higher operation and maintenance expenses at PPL’s Susquehanna nuclear power plant in Pennsylvania. These Susquehanna challenges are due to the addition of a mid-cycle outage to address remaining control rod and friction issues and a delay in benefits from the planned uprate in generation at the plant until later in 2007.

In addition, PPL’s forecast of 2007 earnings growth is expected to be driven by the replacement of expiring fixed-price supply obligations with higher-margin wholesale energy contracts, an increase in sales prices under the contract between PPL Electric Utilities and PPL EnergyPlus, and higher generation output. These positive earnings drivers are expected to be partially offset by projected increases in operation and maintenance expenses, higher fuel-related expenses and lower international earnings due to a higher effective tax rate in the U.K. In addition, PPL does not expect income from the sale or liquidation of U.K. non-electricity delivery businesses to continue at the same level in 2007 as occurred in 2006.

Long-Term Outlook

Miller expressed his confidence in PPL’s ability to achieve its forecast of 11 percent compound annual growth in earnings per share through 2010, based on 2005 earnings from ongoing operations of $2.08 per share. This long-term growth rate would equate to 2010 earnings of about $3.50 per share.

PPL’s ability to grow its energy supply margins through the end of 2009 is limited to some degree because a substantial portion of its generation in the eastern U.S. is being sold through Dec. 31, 2009, under the energy supply contract between PPL EnergyPlus and PPL Electric Utilities. Sales of energy for delivery after the expiration of that contract are expected to be made at the forward market prices in effect for the specified delivery period at the time those sales commitments are made.

“PPL’s forecast of an 11 percent compound annual growth rate in earnings per share through 2010 reflects our current view of 2010 forward energy prices, fuel and emission allowance prices, fuel transportation costs and other costs associated with operating the business,” Miller said.

Miller stated that underlying forces -- such as rising fuel costs, and, especially, declining generation reserve margins in the PJM Interconnection, combined with anticipated costs for new base load generation -- suggest that 2010 energy prices will be higher than the prices now being received by PPL EnergyPlus under its long-term contract with PPL Electric Utilities, which expires at the end of 2009. PPL EnergyPlus continues to layer in sales contracts for 2010, 2011 and 2012, along with longer-term fuel supply arrangements, which are expected to result in margins that are consistent with the assumptions included in PPL’s long-term outlook.

In August 2006, PPL Electric Utilities filed a plan with the Pennsylvania PUC detailing how PPL Electric Utilities proposes to acquire its electricity supplies after 2009 for customers who do not shop for electricity in the competitive marketplace. The filing states that, at current forward market prices, customer rates could increase by 20 percent to 30 percent in 2010.

Miller said PPL expects that the growth rate of its common stock dividends over the next few years will continue to exceed the growth rate in the company’s earnings per share and, therefore, result in a dividend payout ratio above 50 percent after 2006. PPL increased the annualized dividend rate on its common stock twice during 2005 and once in 2006, bringing it to $1.10 per share and bringing the payout ratio to 50 percent of the $2.20 per share low end of the company’s 2006 forecast. The annualized dividend rate has been increased by more than 30 percent since the start of 2005 and by 108 percent over the past five years.

Credit Profile and Liquidity Position

PPL’s equity to total capitalization ratio as of Sept. 30, 2006, was 43 percent, up from 39 percent a year ago, using debt and equity as presented on PPL’s balance sheet. PPL’s adjusted equity to total capitalization ratio as of Sept. 30, 2006, was 55 percent, up from 54 percent a year ago. The adjusted ratio for Sept. 30, 2006, excludes $673 million of transition bonds and $2.2 billion of debt of international affiliates, which are non-recourse to PPL.

At Sept. 30, 2006, PPL had $3.1 billion of available capacity under its $3.5 billion of bank credit facilities. The following table reflects PPL’s projected free cash flow before dividends for 2006 and actual free cash flow before dividends for 2005.

Free Cash Flow before Dividends
(millions of dollars)	2006 (forecast)	2005 (actual)

Cash from operations	$1,525	$1,388
(Decrease)/Increase in cash due to:
Transition bond repayments	(287)	(272)
Capital expenditures	(1,364)	(811)
Other investing activities-net	35	32
	$(91)	$337

The forecasted increase in cash from operations between periods is primarily due to a projection of higher net income in 2006. PPL’s projection of increased capital expenditures in 2006 is primarily driven by the construction of pollution-control equipment at the Montour and Brunner Island power plants in Pennsylvania.

As previously announced, PPL has begun construction of $1.5 billion in pollution-control equipment at coal-fired power plants in Pennsylvania, including sulfur dioxide scrubbers at both units of its Montour power plant and at all three units of its Brunner Island power plant. The scrubbers for both Montour units and Unit 3 at Brunner Island are expected to be in service during 2008, and the scrubber for Units 1 and 2 at Brunner Island is expected to be in service during 2009. Scrubber construction continues to proceed on budget and on schedule.

PPL plans to finance its capital expenditure program, including this pollution-control equipment, with cash from operations and the issuance of debt and preferred securities. With the July 2006 issuance of $400 million of PPL Energy Supply debt, PPL has funded all of its 2006 domestic capital expenditures and a portion of its expected 2007 needs. The company has no plans to issue any common stock to fund its current capital expenditure program and expects to be in a position to repurchase a portion of its common stock beginning in 2009.

PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

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(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

PPL invites interested parties to listen to the live Webcast of management’s teleconference with financial analysts about third-quarter 2006 financial results at 9 a.m. EST today (10/31). The meeting is available online live in audio format, along with slides of the presentation, on PPL’s Web site: www.pplweb.com. The Webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 913-981-4903.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION(a)

Condensed Consolidated Balance Sheets (unaudited)
(Millions of Dollars)

	Sept. 30, 2006	Dec. 31, 2005(b)
Assets
Cash and cash equivalents	$800	$555
Other current assets	2,510	2,355
Investments	539	508
Property, plant and equipment
Electric plant	18,833	17,977
Gas and oil plant	369	349
Other property	304	289
	19,506	18,615
Less: accumulated depreciation	7,960	7,699
	11,546	10,916
Recoverable transition costs	955	1,165
Goodwill and other intangibles	1,461	1,482
Regulatory and other assets	1,046	945
Total assets	$18,857	$17,926

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$1,217	$1,340
Other current liabilities	2,082	2,000
Long-term debt (less current portion)	6,105	6,044
Deferred income taxes and investment tax credits	2,282	2,197
Other noncurrent liabilities	1,722	1,820
Minority interest	58	56
Preferred securities of a subsidiary	301	51
Earnings reinvested	2,553	2,182
Common equity and capital stock in excess of par value	2,802	2,768
Accumulated other comprehensive loss	(265)	(532)
Total liabilities and equity	$18,857	$17,926

(a)
The financial statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation’s periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

(b)	Certain amounts have been reclassified to conform to the current year presentation.

Condensed Consolidated Income Statements (unaudited)
(Millions of Dollars, Except per Share Data)

	3 Months Ended Sept. 30,		9 Months Ended Sept. 30,
	2006(a)	2005(a)(b)	2006(a)	2005(a)(b)
Operating Revenues
Utility	$1,124	$1,067	$3,427	$3,234
Unregulated retail electric	23	25	68	73
Wholesale energy marketing	446	336	1,164	865
Net energy trading margins	15	19	26	33
Energy-related businesses	144	173	490	480
	1,752	1,620	5,175	4,685

Operating Expenses
Fuel and energy purchases	620	484	1,691	1,388
Other operation and maintenance	335	331	1,019	1,030
Amortization of recoverable transition costs	75	71	210	199
Depreciation	107	108	326	315
Taxes, other than income	74	73	214	214
Energy-related businesses	161	170	469	486
	1,372	1,237	3,929	3,632
Operating Income	380	383	1,246	1,053
Other Income - net	21	5	63	23
Interest Expense	125	127	365	387

Income from Continuing Operations Before Income
Taxes, Minority Interest and Dividends on
Preferred Securities of a Subsidiary	276	261	944	689
Income Taxes	41	64	219	138
Minority Interest	4	1	8	5
Dividends on Preferred Securities of a Subsidiary	5	1	10	2

Income from Continuing Operations	226	195	707	544
Loss (Income) from Discontinued Operations (net of
income taxes)	0	(2)	20	51

Net Income	$226	$197	$687	$493

Earnings per share of common stock - basic
Earnings from ongoing operations	$0.56	$0.57	$1.79	$1.57
Unusual items	0.03	(0.05)	0.02	(0.27)

Net Income	$0.59	$0.52	$1.81	$1.30

Earnings per share of common stock - diluted
Earnings from ongoing operations	$0.55	$0.56	$1.76	$1.56
Unusual items	0.03	(0.05)	0.02	(0.27)

Net Income	$0.58	$0.51	$1.78	$1.29

Average shares outstanding (thousands)
Basic	380,806	379,660	380,269	378,955
Diluted	387,602	385,509	386,273	383,349

(a)
Earnings in the 2006 and 2005 periods were impacted by several unusual items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these unusual items.

(b)	Certain amounts have been reclassified to conform to the current year presentation.

Condensed Consolidated Statements of Cash Flows (unaudited)
(Millions of Dollars)

	Nine Months Ended Sept. 30,
	2006	2005
Cash Flows from Operating Activities
Net income	$687	$493
Adjustments to reconcile net income to net cash provided by operating activities:
Pre-tax loss from the sale of the Sundance plant	0	72
Pre-tax loss from the sale of interest in the Griffith plant	40	0
Depreciation	326	318
Amortization-recoverable transition costs and other	234	223
Deferred income tax benefits and investment tax credits	(81)	(42)
Pension and other postretirement benefits	(28)	(34)
Realization of benefits related to Black Lung Trust assets	(36)	0
Accrual for remediation of ash basin leak	(11)	33
Changes in working capital	62	5
Other	65	55
Net cash provided by operating activities	1,258	1,123

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(859)	(538)
Proceeds from the sale of the Sundance plant	0	190
Proceeds from the sale of interest in the Griffith plant	115	0
Net purchases of emission allowances	(26)	(75)
Other investing activities	(48)	24
Net cash used in investing activities	(818)	(399)

Cash Flows from Financing Activities
Net issuances (retirements) of long-term debt	43	(953)
Payment of common stock dividends	(304)	(252)
Net (decrease) increase in short-term debt	(172)	80
Issuance of preference stock, net of issuance costs	245	0
Other financing activities	(8)	16
Net cash used in financing activities	(196)	(1,109)

Effect of Exchange Rates on Cash and Cash Equivalents	1	4

Net Increase (Decrease) in Cash and Cash Equivalents	245	(381)
Cash and cash equivalents at beginning of period	555	616
Cash and cash equivalents at end of period	$800	$235

Free Cash Flow Before Dividends: (a)
Cash Flows from Operating Activities	$1,258	$1,123

(Decrease) Increase in cash due to:
Transition bond repayments	(210)	(202)
Capital expenditures	(859)	(538)
Other investing activities-net	41	139
	$230	$522

(a)	“Free Cash Flow Before Dividends” is a non-GAAP financial measure and its use is discussed in the text at the end of this news release.

Key Indicators

Financial

	12 Months Ended Sept. 30, 2006	12 Months Ended Sept. 30, 2005

Dividends declared per share	$1.075	$0.915
Book value per share (a)	$13.34	$11.33
Market price per share (a)	$32.90	$32.33
Dividend yield (a)	3.3%	2.8%
Dividend payout ratio (b)	48%	52%
Dividend payout ratio - earnings from ongoing operations (b)(c)	47%	45%
Price/earnings ratio (a)(b)	14.6	18.5
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	14.4	16.0
Return on average common equity	18.60%	15.63%
Return on average common equity - earnings from ongoing operations (c)	18.45%	17.91%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using earnings from ongoing operations, which excludes the impact of unusual items, as described in the text and tables of this news release.

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

3rd Quarter 2006	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$120	$33	$59	$212	$0.31	$0.09	$0.15	$0.55
Unusual Items
Reversal of cost recovery-Hurricane Isabel (Q3, '06)		(7)		(7)		(0.02)		(0.02)
Realization of benefits related to Black Lung Trust assets (Q3, '06)		21		21		0.05		0.05
Total unusual items		14		14		0.03		0.03
Reported Earnings	$120	$47	$59	$226	$0.31	$0.12	$0.15	$0.58

Year-to-Date Sept. 30, 2006	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$343	$117	$218	$678	$0.88	$0.31	$0.57	$1.76
Unusual Items
Off-site remediation of ash basin leak (Q1, '06; Q2, '06)	6			6	0.02			0.02
Enron reserve adjustment (Q1, '06; Q2, '06)	11		1	12	0.03			0.03
Sale of Griffith (Q2, '06)	(17)			(17)	(0.05)			(0.05)
Synfuels impairment (Q2, '06)	(6)			(6)	(0.01)			(0.01)
Reversal of cost recovery- Hurricane Isabel(Q3, '06)		(7)		(7)		(0.02)		(0.02)
Realization of benefits related to Black Lung Trust assets (Q3, '06)		21		21		0.05		0.05
Total unusual items	(6)	14	1	9	(0.01)	0.03		0.02
Reported Earnings	$337	$131	$219	$687	$0.87	$0.34	$0.57	$1.78

12 Months Ended Sept. 30, 2006	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$432	$165	$282	$879	$1.11	$0.44	$0.73	$2.28
Unusual Items
Off-site remediation of ash basin leak (Q3, '05; Q4, '05; Q1, '06; Q2, '06)	(2)			(2)
Conditional asset retirement obligation (Q4, '05)	(8)			(8)	(0.02)			(0.02)
Enron reserve adjustment (Q1, '06; Q2, '06)	11		1	12	0.03			0.03
Sale of Griffith (Q2, '06)	(17)			(17)	(0.05)			(0.05)
Synfuels impairment (Q2, '06)	(6)			(6)	(0.01)			(0.01)
Reversal of cost recovery-Hurricane Isabel (Q3, '06)		(7)		(7)		(0.02)		(0.02)
Realization of benefits related to Black Lung Trust assets (Q3, '06)		21		21		0.05		0.05
Total unusual items	(22)	14	1	(7)	(0.05)	0.03		(0.02)
Reported Earnings	$410	$179	$283	$872	$1.06	$0.47	$0.73	$2.26

3rd Quarter 2005	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$131	$49	$36	$216	$0.34	$0.13	$0.09	$0.56
Unusual Items
Off-site remediation of ash basin leak (Q3, '05)	(19)			(19)	(0.05)			(0.05)
Total unusual items	(19)			(19)	(0.05)			(0.05)
Reported Earnings	$112	$49	$36	$197	$0.29	$0.13	$0.09	$0.51

Year-to-Date Sept. 30, 2005	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$313	$132	$152	$597	$0.82	$0.34	$0.40	$1.56
Unusual Items
PJM billing dispute (Q1, '05)		(27)		(27)		(0.07)		(0.07)
NorthWestern litigation (Q1, '05)	(6)			(6)	(0.02)			(0.02)
Sale of Sundance (Q2, '05)	(47)			(47)	(0.12)			(0.12)
Stock-based compensation adjustment (Q1, '05)	(3)	(2)		(5)	(0.01)			(0.01)
Off-site remediation of ash basin leak (Q3, '05)	(19)			(19)	(0.05)			(0.05)
Total unusual items	(75)	(29)		(104)	(0.20)	(0.07)		(0.27)
Reported Earnings	$238	$103	$152	$493	$0.62	$0.27	$0.40	$1.29

12 Months Ended Sept. 30, 2005	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$420	$157	$197	$774	$1.10	$0.41	$0.51	$2.02
Unusual Items
PJM billing dispute (Q1, '05)		(27)		(27)		(0.07)		(0.07)
NorthWestern litigation (Q1, '05)	(6)			(6)	(0.02)			(0.02)
Sale of Sundance (Q2, '05)	(47)			(47)	(0.12)			(0.12)
Stock-based compensation adjustment (Q1, '05)	(3)	(2)		(5)	(0.01)			(0.01)
Off-site remediation of ash basin leak (Q3, '05)	(19)			(19)	(0.05)			(0.05)
Total unusual items	(75)	(29)		(104)	(0.20)	(0.07)		(0.27)
Reported Earnings	$345	$128	$197	$670	$0.90	$0.34	$0.51	$1.75

Operating - Domestic & International Electricity Sales

(millions of kwh)
	3 Months Ended Sept. 30,				9 Months Ended Sept. 30,
	2006	2005	Percent Change		2006	2005	Percent Change
Domestic Retail
Delivered (a)(b)	9,735	9,685	0.5%		28,076	28,391	(1.1%	)
Supplied (b)	10,275	10,223	0.5%		29,700	29,938	(0.8%	)

International delivered
United Kingdom	6,345	6,507	(2.5%	)	21,774	21,666	0.5%
Latin America	1,116	1,038	7.5%		3,424	3,196	7.1%

Domestic Wholesale
East	5,143	6,282	(18.1%	)	15,010	15,862	(5.4%	)
West
NorthWestern Energy	850	836	1.7%		2,518	2,491	1.1%
Other Montana	2,028	2,041	(0.6%	)	7,151	5,909	21.0%
PPL EnergyPlus	223	480	(53.5%	)	529	936	(43.5%	)

(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation’s service territory.
(b)	Certain amounts have been reclassified to conform to the current year presentation.

“Earnings from ongoing operations” excludes the impact of unusual items. Earnings from ongoing operations should not be considered as an alternative to reported earnings, or net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL’s underlying earnings performance as another criterion in making their investment decisions. PPL’s management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

“Free cash flow before dividends” is derived by deducting capital expenditures and other investing activities-net, as well as the repayment of transition bonds, from cash flow from operations. Free cash flow before dividends should not be considered as an alternative to cash flow from operations, which is determined in accordance with GAAP. PPL believes that free cash flow before dividends is an important measure to both management and investors since it is an indicator of the company’s ability to sustain operations and growth without additional outside financing beyond the requirement to fund maturing debt obligations. Other companies may calculate free cash flow before dividends in a different manner.

“Equity to total capitalization ratio” includes as equity minority interest and preferred stock, as well as all of the components of common equity as presented on the balance sheet. Total capitalization is calculated as equity plus short-term debt plus long-term debt as presented on the balance sheet.

“Adjusted equity to total capitalization ratio” excludes transition bonds issued by PPL Transition Bond Company, LLC, under the Pennsylvania Electricity Generation Customer Choice and Competition Act and excludes debt of international affiliates, which are non-recourse to PPL. The adjusted equity to total capitalization ratio should not be considered as an alternative to an equity to total capitalization ratio using debt and equity balances as reflected on the balance sheet. PPL believes that this adjusted equity ratio is useful to investors because it provides them with another indicator of credit quality. The adjusted equity to total capitalization ratio focuses primarily on debt that is recourse to PPL, whether the debt is on or off balance sheet. Other companies may present adjusted equity ratios in a different manner.

Statements contained in this news release, including statements with respect to future earnings, energy prices, margins and sales, growth, revenues, expenses, cash flows, cash from operations, dividends, credit profile, capital expenditures and generating capacity, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; market prices for crude oil and the potential impact on synthetic fuel operations, synthetic fuel purchases from third parties and the phase-out of synthetic fuel credits; weather conditions affecting generation production, customer energy usage and operating costs; competition in retail and wholesale power markets; liquidity of wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity, including access to capital markets and credit facilities, of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operation and availability of existing generation facilities and operating costs; transmission and distribution system conditions and operating costs; current and future environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; significant delays in the planned installation of pollution control equipment at certain coal-fired generating units in Pennsylvania because of weather conditions, contractor performance or other reasons; market prices of commodity inputs for ongoing capital expenditures; collective labor bargaining negotiations; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business; any impact of hurricanes or other severe weather on PPL Corporation’s business, including any impact on fuel prices; receipt of necessary governmental permits, approvals and rate relief; new state, federal or foreign legislation, including new tax legislation; state, federal and foreign regulatory developments; the impact of any state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries and the energy industry; capital markets conditions, including changes in interest rates, and decisions regarding capital structure; stock price performance of PPL Corporation; the market prices of equity securities and the impact on pension costs and resultant cash funding requirements for defined benefit pension plans; securities and credit ratings; foreign currency exchange rates; the outcome of litigation against PPL Corporation and its subsidiaries; potential effects of threatened or actual terrorism or war or other hostilities; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.
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Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.